Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-211363), Form S-8 (No. 333-256600), Form F-3 (No. 333-229323) and Form F-3 (No. 333-262181) of Taoping Inc. and its subsidiaries (“the Company”) of our report dated April 30, 2021, relating to the Company’s consolidated financial statements as of December 31, 2020 and for the two years ended December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in this Amendment No.1 to the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 31, 2022